For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621

Financial Relations Board
Marilynn Meek
212-827-3773

SETTLEMENT OF STRIKE AT GRADALL INDUSTRIES, INC.

SEGUIN, Texas, April 6, 2018 - Alamo Group Inc. (NYSE: ALG) was notified that on April 5, 2018, the unionized workers at its subsidiary, Gradall Industries, Inc., located in New Philadelphia, Ohio (the “Company”), had formally approved a three (3) year labor agreement with the Company, ending the previously announced strike that commenced on March 12, 2018. The unionized workers are part of the International Association of Machinists and Aerospace Workers, District Lodge 54, Local Lodge 1285. The workers are expected to commence work under the new labor agreement on Monday April 9, 2018.

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,300 employees and operates 26 plants in North America, Europe, Australia and Brazil as of December 31, 2017. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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